Exhibit 10.21

Cymer, Inc.

Long-Term Incentive Bonus Program

Summary Description

Establishment:  The Compensation Committee of Cymer’s Board of Directors adopted the Long-Term Incentive Bonus Program on October 16, 2007 (“LTIP”) effective January 1, 2008.

Eligibility: Director-level employees and Director-equivalent Individual Contributor employees and above that are employed by Cymer or its subsidiaries are eligible to participate in the LTIP.

New Hires, Promotions and Eligibility:  Eligible employees first hired or promoted to an eligible position after January 1st of a fiscal year and on or prior to September 30th of such fiscal year will not be eligible to receive a Stock Option under the LTIP for that fiscal year, but such eligible employees will be eligible to receive a pro-rated target PRSU award under the LTIP for that fiscal year.  The PRSU award target amount for such newly eligible employees will be prorated based on the number of days such person is eligible to participate in the LTIP during such fiscal year in relation to the total number of days in the fiscal year.  The proration factor will be determined by dividing the number of days during the fiscal year that such person was eligible to participate in the LTIP by 365 days.  Those employees first hired or promoted to an eligible position on or after October 1st of a fiscal year will not be eligible to receive any Stock Option or PRSU award under the LITP for that fiscal year.

Bonus Targets:  Any potential equity based bonuses paid under the LTIP will be calculated based on a target dollar amount.  This target dollar amount is divided into two (2) equity award components to be granted under Cymer’s Amended And Restated 2005 Equity Incentive Plan or any successor equity incentive plan (“Incentive Plan”): 50% in time-based vesting stock options (“Stock Options”) and 50% in performance-based restricted stock units (“PRSUs”).  The Stock Options and PRSUs will be granted on the first trading day of the applicable fiscal year.  The target amount opportunity is tied to the position level held on the first trading day of the fiscal year and is expressed as a dollar value (i.e., participants at the same position level are eligible to receive equity awards based upon the same dollar opportunity).

Performance Measures: The number of shares subject to the granted PRSU awards that will vest and become issuable to participants following the applicable 3-year performance period that commences on the first trading day of the fiscal year that includes the date of grant (“the 3-year performance period”) will be determined based on Cymer’s relative performance compared to Cymer’s peer companies as listed on the attached Appendix A (the “peer companies”) over the 3-year performance period, and individual MBO achievement during the 3-year performance period, such determination based on performance measures approved by the Compensation Committee of Cymer’s Board of Directors as follows:

Financial Performance Metrics:  Cymer’s actual performance measured against two financial metrics:

•                  Revenue Growth relative to peer companies:  60% weighting.

Revenue Growth is defined as the average 1-year growth for three (3) fiscal years covered in the 3-year performance period.  1-year growth is calculated as ending fiscal year total revenue divided by prior fiscal year total revenue, minus one.

•                  Net Income Growth relative to peer companies:  40% weighting.

Net Income Growth is defined as the average 1-year net income change as a percent of revenue for the three (3) years covered in the 3-year performance period.  One year change is calculated as ending year net income minus prior year net income, divided by ending year total revenue.  Note:  the net income change as a percent of revenue calculation is used rather than true net income growth (ending year net income divided by prior year net income, minus one) as many peer companies have recently experienced net losses and net income growth cannot be calculated when one year is a loss.

Individual Performance Metrics:  The number of shares subject to PRSUs that will vest and be issued will be adjusted downward if the participant’s individual 3-year average MBO achievement during the 3-year performance period is less than 100% of the participant’s target MBOs.  For example, if individual average MBO achievement over the 3-year performance period is 92% of target (100%), the number of shares subject to PRSUs that will vest and be issued on the payout date is reduced by 8%.

Calculation of Benefits:

Award Determination:  The actual award earned is based on Cymer’s percentile rank of actual performance as measured relative to peer companies for Revenue Growth (weighted 60%) and Net Income Growth (weighted 40%):

Percent Rank vs. Peers	Percent of Target Award Earned
<40th Percentile	0%
40th– 50th Percentile	50%
50th– 60th Percentile	75%
60th– 70th Percentile	100%
70th– 80th Percentile	125%
80th– 90th Percentile	150%
Greater than 90th Percentile	200%

Performance Adjustments:  Adjustments will be made to the target bonus based upon actual achievement of the established performance metrics.  All determinations of financial and individual MBO metric performance are subject to approval by executive management and/or the Compensation Committee of Cymer’s Board of Directors:

•                  Target Revenue Growth Adjustments:

•                  no bonus awarded for relative performance to peer companies below 40th percentile ranking (refer to chart above),

•                  above-plan performance multiplier will be applied only to the PRSU portion of the target revenue growth component bonus amounts when Cymer’s performance is greater than 90th percentile ranking (refer to chart above) against peer companies.

•                  Target Net Income Growth Adjustments:

•                  no bonus awarded for performance below 40th percentile ranking (refer to chart above),

•                  above-plan performance multiplier will be applied only to the PRSU portion of the target revenue growth component bonus amounts when Cymer’s performance is greater than 90th percentile ranking (refer to chart above) against peer companies.

•                  Target Individual MBO Adjustments:

•                  no bonus amount awarded to a participant whose individual 3-year average MBO performance is below 60% of the 3-year average MBO target, regardless of Cymer’s financial performance,

•                  PRSUs will be adjusted downward based on the individual’s 3-year average MBO achievement if 3-year average MBO achievement is below 100%.

Vesting/Performance Period:  The Stock Option portion of the LTIP bonus will be granted on the first trading day of the applicable fiscal year and will vest over a four year period commencing on the grant date (25% of the shares vest on the 1-year anniversary of the grant date, and the balance of the shares vest monthly thereafter over the remaining 3-years subject to the participant’s continued service with Cymer through the applicable vesting dates).

The PRSU portion of the LTIP bonus will be granted on the first trading day of the applicable fiscal year.  The PRSU shares will vest and be issued, if at all, following the end of the 3-year performance period.  The number of PRSU shares that vest and will be issued to the participant, if any, will be contingent upon the level of achievement of the performance measures as determined by the Compensation Committee following the end of the 3-year performance period.  The PRSU shares that vest upon achievement of the performance measures, as determined by the Compensation Committee, will be issued during the first calendar year that follows the 3-year performance period, but no later than 30 days following the completion and certification of financial statements for the 3-year performance period.  A participant must be employed on the last day of the 3-year performance period in order to be eligible for any shares subject to the PRSU award to vest and become issuable to the participant.

Terms of Stock Options:  Stock options will be granted in accordance with the terms of Cymer’s Incentive Plan and the applicable from of stock option agreement for the Incentive Plan.  Participants will receive a prospectus describing the terms of the Stock Options according to the Incentive Plan.  The exercise price of the Stock Options will be the fair market value of Cymer’s common stock on the date of grant, the first trading day of the applicable fiscal year.

Terms of PRSUs:  The PRSUs will be granted in accordance with the terms of Cymer’s Incentive Plan and the applicable form of stock unit agreement for the Incentive Plan.  Participants will receive a prospectus describing the terms of the PRSUs according to the Incentive Plan.

Approval and Process:  Revenue growth and net income growth performance will be calculated and verified by Finance and approved by the Compensation Committee of Cymer’s Board of Directors for the performance period.   All determinations of financial and individual MBO metric performance are subject to approval by executive management and/or the Compensation Committee of Cymer’s Board of Directors.  The Compensation Committee has the authority to alter any portion of the bonus payable to any individual participant under the LTIP.

Annual Maximum:  The dollar value of the aggregate annual bonus awards under the LTIP and the Short-Term Incentive Plan (STIP) may not exceed 15% of Cymer’s adjusted EBITDA annually (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock options). If the aggregate bonus amount under both plans exceeds the cap, the bonus pool will be adjusted downward proportional to 15% of Cymer’s adjusted EBITDA for the year.

Disclaimer:  Cymer reserves the right to modify the LTIP at any time. Cymer also retains the right to award additional incentive compensation outside the LTIP without regard to the minimum performance metrics or annual maximum limits set forth in the LTIP.

APPENDIX A

List of Peer Companies(1)

Advanced Energy Industries, Inc.

Asyst Technologies, Inc.

Axcelis Technologies, Inc.

Brooks Automation, Inc. (USA)

Coherant

FEI Company

FLIR Systems, Inc.

FormFactor, Inc.

MKS Instruments, Inc.

Newport Corporation

Phototronics, Inc.

Varian Semiconductor

Veeco Instruments, Inc.

Agilent Technologies Inc.

Applied Materials, Inc.

KLA-Tencor Corporation

Lam Research Corporation

Leap Wireless International, Inc.

MEMC Electronic Materials, Inc.

Microchip Technology, Inc.

Novellus Systems, Inc.

(1) The applicable list of peer companies will be reconfirmed by Cymer prior to the beginning of each performance period, commencing with the 2009 performance period.  If a company is acquired or is no longer an operating entity as of the end of the performance period, the company will be excluded from the peer list for that performance period.

APPENDIX B

Target Amounts for Fiscal Year 2008

The target amounts for fiscal year 2008 performance are as follows:

Participant Level		Target LTI Award Value (1)	Stock Options(2)	PRSU Portion (shares)(2)
Chief Executive Officer	(3)	$1,800,000	69,345	22,480

Chief Operating Officer	(3)	$1,350,000	52,005	16,860

Chief Financial Officer	(3)	$960,000	36,975	11,990

Senior Vice Presidents	(3)	$525,000-350,000	20,200-13,485	6,560-4,370

Vice Presidents and Fellows (employed in U.S.)	(3)	$200,000-$125,000	7,710-4,815	2,500-1,560

Sr Dir, Dir, IC VI and IC V (employed in U.S.)	(3)	$60,000-$35,000	2,310-1,350	750-440

Director 1, Director 2, Country Manager, Vice President 1 (international employees)	(3)	$24,500-$17,500	945-675	310-220

(1)                The target amounts for each participant level represents the LTIP awards that will be made assuming that exactly 100% of the financial and individual performance target metrics are met.  Please refer to the sections entitled “Performance Measures” and “Calculation of Benefits” for a description of adjustments to be made to the bonus targets depending upon actual performance.

(2)                The number of Stock Options was calculated by dividing the target dollar value applicable to the Stock Options by the Black-Scholes value on December 14th, 2007, rounding such number to the nearest 10 shares, and multiplying that result by 1.5.  The number of PRSUs was calculated by dividing the target dollar value applicable to the PRSU portion of the award and dividing by Cymer’s 60-day trading average stock price immediately preceding December 14th, 2007, and rounding to the nearest whole number of shares.

(3)                Bonus amounts for above-plan performance are subject to a 200% multiplier.